EXHIBIT 4.1

DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of the common stock, $0.50 par value per share (the “Common Stock”), of Hasbro, Inc. (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description is intended as a summary only and is based upon, and qualified by reference to, our restated articles of incorporation, as amended, our amended and restated bylaws and applicable provisions of Rhode Island corporate law. You should read our articles of incorporation and bylaws, which are filed as exhibits to our Form 10-Ks and Form 10-Qs.
Description of Common Stock
General.
Our authorized capital stock consists of 600,000,000 shares of Common Stock and 5,000,000 shares of preference stock. Our Common Stock is traded on The NASDAQ Global Select Market under the symbol “HAS”.
Voting Rights.
The holders of Common Stock are entitled to voting rights for the election of directors and for other purposes, subject to any voting rights which may in the future be granted to subsequently created series of preference stock. Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by shareholders of the Company.
Dividend Rights.
The holders of outstanding shares of the Common Stock are entitled to receive dividends when and if declared by our Board of Directors out of any funds legally available.
Liquidation Rights.
Subject to the prior rights of creditors and the holders of any outstanding shares of preference stock, the holders of Common Stock are entitled to share ratably in our remaining assets in the event of liquidation, dissolution or winding up of the Company.
Other Provisions.
The Common Stock is fully paid and is not liable to any calls or assessments and is not convertible into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock, and there are no preemptive rights held by holders of the Common Stock.
Transfer Agent and Registrar.
Computershare Trust Company, N.A. is transfer agent and registrar for the Common Stock.
Limitations on Rights of Holders of Common Stock - Preference Stock
The rights of holders of Common Stock may be materially limited or qualified by the rights of holders of preference stock that we may issue in the future. Set forth below is a description of the Company’s authority to issue preference stock and the possible terms of that stock.
Our Board of Directors has the authority to issue up to 5,000,000 shares of preference stock in one or more series and to fix the serial designation of the series, the number of authorized shares of the series, dividend rates and terms, convertibility features, redemption rates and prices, liquidation preferences, voting rights and any other rights, limitations and qualifications applicable to each series of preference stock. The authorized shares of our preference stock are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our shareholders is not required for the issuance of shares of our preference stock, our Board of Directors may determine not to seek shareholder approval. There are currently no shares of preference stock issued or outstanding.

Provisions of Our Restated Articles of Incorporation and Amended and Restated Bylaws and Rhode Island Law That May Have Anti-Takeover Effects
The provisions of our restated articles of incorporation, amended and restated bylaws and Rhode Island Law summarized in the following paragraphs could have an impact on potential transactions involving a change in control of the Company or other extraordinary transaction. These provisions are intended to serve the best interests of the Company and its shareholders. They may, however, delay, defer or prevent a tender offer or other transaction that a shareholder might consider to be in his or her best interest.
Removal of Directors.
Our restated articles of incorporation and amended and restated bylaws provide that, except as required by law, a director may be removed only for cause by a vote of at least a majority in number of our entire Board of Directors or by a vote of at least a majority of the outstanding shares entitled to vote on the election of that director. If an Interested Person, as defined below, exists, our restated articles of incorporation and amended and restated bylaws provide that such removal must be approved by (1) at least a majority in number of our entire Board of Directors, including a majority of the Continuing Directors, as defined below, or (2) by the holders of at least 80% of the outstanding shares then entitled to vote on the election of that director, including the holders of a majority of the outstanding shares then entitled to vote on the election of that director that are not beneficially owned or controlled, directly or indirectly, by any Interested Person.
No Action By Written Consent.
Our restated articles of incorporation and amended and restated bylaws provide that any action required or permitted to be taken by our shareholders may be effected only at an annual or special meeting of shareholders, or by the unanimous written consent of shareholders.
Advance Notice Requirements.
Shareholders wishing to nominate persons for election to our Board of Directors at an annual meeting or to propose any business to be considered by our shareholders at an annual meeting must comply with certain advance notice and other requirements set forth in our amended and restated bylaws.
Proxy Access.
Our amended and restated bylaws permit an eligible shareholder or group of shareholders to include up to a specified number of director nominees in our proxy materials for an annual meeting of shareholders. To be eligible, the shareholder (or group of up to twenty shareholders) must have continuously owned for at least three years 3% or more of the total voting power of our outstanding shares of capital stock entitled to vote in the election of directors. The maximum number of shareholder nominees permitted under the proxy access provisions of our bylaws is the greater of (x) two or (y) 20% of the number of our directors in office as of the last day on which notice of a nomination may be delivered or, if such amount is not a whole number, the closest whole number below 20%.
Special Meetings.
Pursuant to the Rhode Island Business Corporation Act, a special meeting of shareholders may be called by the Board of Directors or by any other person authorized to do so in a Rhode Island corporation’s articles of incorporation or bylaws. Our amended and restated bylaws provide that special meetings of shareholders may only be called by the Chairman of our Board of Directors, any Vice Chairman thereof, any Chief Operating Officer, our President or our Board of Directors.
Amendments to the Articles of Incorporation and Bylaws.
Certain provisions of the restated articles of incorporation (such as those providing for approvals of extraordinary transactions when an Interested Person exists and those governing the calling of shareholder meetings and action by shareholder written consent) require a vote of 66 2/3% of our outstanding shares to be amended (80% of the outstanding shares if an Interested Person exists).
The amended and restated bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the Board of Directors without shareholder approval. The shareholders of the Company may adopt, amend or repeal the bylaws upon the vote of at least 66 2/3% of the outstanding shares, provided that such vote must be approved by at least 80% of the outstanding shares if there is an Interested Person.

Business Combinations.
In order to approve a number of extraordinary corporate transactions, such as a merger, consolidation or sale of all or substantially all assets, with an Interested Person, as defined below, our restated articles of incorporation and amended and restated bylaws require:

•	an 80% vote of all outstanding shares entitled to vote, including a majority vote of all disinterested shareholders;

•	the approval of a majority of the entire Board of Directors, including the affirmative vote of a majority of the “Continuing Directors,” as defined in our restated articles of incorporation; and

•	the satisfaction of procedural requirements, which are intended to assure that shareholders are treated fairly under the circumstances.
“Interested Person,” as used above, means:

•
any person together with its “Affiliates” and “Associates,” as defined in the Exchange Act, and any person acting in concert therewith who is the beneficial owner, directly or indirectly, of 10% or more of the votes held by the holders of the securities generally entitled to vote for directors (the “Voting Stock”),

•	any Affiliate or Associate of an Interested Person, including without limitation, a Person acting in concert therewith,

•
any person that at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the votes held by the holders of shares of Voting Stock; or

•
an assignee of, or successor to, any shares of Voting Stock which were at any time within the two year period prior to the date in question beneficially owned by any Interested Person, if such assignment or succession occurred in a transaction or series of transactions not involving a public offering as defined by the Securities Act.

•
an assignee of, or successor to, any shares of Voting Stock which were at any time within the two year period prior to the date in question beneficially owned by any Interested Person, if such assignment or succession occurred in a transaction or series of transactions not involving a public offering as defined by the Securities Act.

This definition of an Interested Person is subject to certain exceptions as contained within our restated articles of incorporation.
The 80% vote will not be required and, in accordance with the Rhode Island Business Corporation Act, only a majority vote of shareholders will generally be required if this type of a transaction is approved by a majority of the entire Board of Directors, including the affirmative vote of at least two-thirds of the Continuing Directors.